The Mosaic Company
Second Quarter 2017 Earnings Call
August 1, 2017

PARTICIPANTS
Corporate Participants

Laura C. Gagnon – Vice President, Investor Relations, The Mosaic Co.
James C. O’Rourke – President, Chief Executive Officer & Director, The Mosaic Co.
Richard L. Mack – Chief Financial Officer & Executive Vice President, The Mosaic Co.
Michael R. Rahm – Vice President, Market and Strategic Analysis, The Mosaic Co.
Corrine D. Ricard – Senior Vice President, Commercial, The Mosaic Co.
Other Participants

Vincent Stephen Andrews – Analyst, Morgan Stanley & Co. LLC
Andrew Wong – Analyst, RBC Capital Markets
Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC
John Roberts – Analyst, UBS Securities LLC
Jonas I. Oxgaard – Analyst, Sanford C. Bernstein & Co. LLC
Donald David Carson – Analyst, Susquehanna Financial Group LLLP
Oliver Rowe – Analyst, Scotia Capital, Inc.
Jeffrey J. Zekauskas – Analyst, JPMorgan Securities LLC
Adam Samuelson – Analyst, Goldman Sachs & Co. LLC
Milan Hemendra Shah – Analyst, BMO Capital Markets (Canada)
Stephen Byrne – Analyst, Bank of America Merrill Lynch
P.J. Juvekar – Analyst, Citigroup Global Markets, Inc.
Michael Leith Piken – Analyst, Cleveland Research Co. LLC
Daniel Lungo – Analyst, Bank of America Merrill Lynch

MANAGEMENT DISCUSSION SECTION
Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s second quarter 2017 earnings conference call. [Operator Instructions]

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President, Investor Relations, The Mosaic Co.

Thank you and welcome to our second quarter 2017 earnings call. Presenting today will be Joc O’Rourke, President and Chief Executive Officer, and Rich Mack, Executive Vice President and Chief Financial Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include but are not limited to statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date and are subject to significant risks and uncertainty. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now, I’d like to turn the call over to Joc.

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Good morning, everyone. Thank you for joining our second quarter earnings discussion.

Mosaic delivered sequentially improved earnings for the quarter, as the business environment played out much as we expected it to. Mosaic earned $0.28 per share, including a $0.01 negative impact from notable items, on $1.75 billion in net sales.

We have three key messages for you today. First, our capital preservation and cost reduction efforts are yielding meaningful benefits. Second, we are making good progress as we plan for the integration of Vale Fertilizantes. And third, we are managing the business to capitalize on the long-term opportunity as potash and phosphate markets have stabilized and improve from 2016 lows. I’ll provide some thoughts on these themes now, and then Rich will give you details on the quarter before my closing comments.

The market environment has improved. In Potash, published spot market prices today are up $40 to $50 per tonne from the lows in the third quarter of last year, while average phosphate stripping margins have increased $10 to $15 per tonne over that same period. As we expected, the market recovery has been gradual, and the cyclical trough has pressured our profitability and cash flow. We have taken far-reaching actions to adapt and to ensure Mosaic can compete across the cycle. In fact, a good portion of our revenue declines over the last several years have been offset by cost reductions and raw materials price declines.

We have achieved meaningful expense reductions. It is important to note that these are permanent reductions. We are not simply turning off the spending spigot for short-term gain. Our ability to lower capital spending is facilitated by substantial mechanical integrity efforts while maintaining operational reliability and safety. In fact, after substantial continued review, we have further lowered our CapEx guidance for 2018 and beyond by $50 million to approximately $750 million per year excluding Vale Fertilizantes.

As it relates to capital, we remain focused on maintaining a solid balance sheet and a healthy liquidity buffer. We also remain committed to taking the actions necessary to maintain investment-grade credit ratings. We are lowering costs, reducing brine management and capital expenditure requirements, and continually working to optimize our asset portfolio. One example of our continued asset optimization, last week we completed the sale of a significant vacant tract of land on the Mississippi River in Louisiana for $52 million.

When we issue debt to fund the cash portion of the pending Vale Fertilizantes acquisition, our leverage ratios are expected to rise, and our subsequent priority will be to pay down debt and return to our through-cycle targeted balance sheet metrics. We remain bullish on the long-term prospects for Brazil.

Upon closing the acquisition, we will add high-quality low-cost assets, and we expect to have a significantly amplified presence in the extremely promising Brazilian agricultural market.

Now I will turn the call over to Rich for his review of the quarter. Rich?

Richard L. Mack, Chief Financial Officer & Executive Vice President, The Mosaic Co.

Thank you, Joc, and good morning to you all. This morning I’ll briefly review our segment performance and guidance, and I will address some other factors that influenced our results for the quarter.

Starting with phosphates, shipment volumes and prices both came in near the top of our guidance ranges. Our phosphates gross margin rate at 8% was in the range of our updated guidance, taking into account the mechanical issue that occurred in March at our Faustina, Louisiana plant and the resulting impact on our cost of ammonia. The major turnaround at Faustina is completed. The final costs associated with the turnaround and ancillary startup issues are expected to have an immaterial impact on results for the third quarter and are included in our guidance.

During the quarter, MAP product premiums compressed against global benchmarks. Additionally, the North American market traded at a steep discount to global prices due to a high level of imports at New Orleans. While the MicroEssentials sales price relationships to MAP remain consistent, the decline in MAP prices negatively impacted expected MicroEssentials margins in the period. We expect this margin compression for both MAP and MicroEssentials to be transitory in nature. Going forward, we expect to continue to generate higher margins on sales of MicroEssentials and to capture an additional margin when we sell through our own distribution channel in Brazil.

I would like to point out a few other points of interest related to our phosphates business. First, the new ammonia vessel constructed for our use has been launched and is expected to begin regular trips across the Gulf of Mexico in the very near future. The vessel gives us logistics certainty and strategic flexibility, with deliveries of ammonia from CF Industries in Louisiana to a port near our operations in central Florida.

Our ammonia contract with CF is now in effect and expected to increase our ammonia costs in the fourth quarter. While the contract is under water at today’s spot ammonia and natural gas prices, the contract was intended to provide us with shared producer economics, and we continue to see this contract as accomplishing that goal.

We have also increased our estimate of costs to repair the sinkhole at New Wales by $14 million because we determined that the void is larger than originally estimated. I want to note that the confining layer beneath the gyp stack has already been substantially sealed, and we are working to fill the remaining void to stabilize the existing plug.

For the third quarter, we expect phosphate shipment volumes to be in the range of 2.2 million to 2.5 million tonnes, and we expect prices to be in the range of $310 to $330 per tonne. In order to meet robust global demand, our operating rate is expected to remain high, in the mid-80% range. We expect the segment’s margin rate to be in the range of 7% to 9%, primarily as a result of the temporary compression in MAP and MicroEssentials margins, as previously noted. We are also narrowing the full-year volume guidance from 9.5 million to 10.25 million tonnes to 9.5 million to 10 million tonnes for the year.

While we continue to expect that Chinese phosphate exports will be down this year compared with 2016, they remain a wildcard. Volumes are difficult to predict, but our estimate is that China will export around 9 million tonnes, down from 9.5 million tonnes last year and down from 11.6 million tonnes in 2015. Year to date, exports are up 26%, which we believe is driven by a combination of factors, including a poor domestic season, a jump in phosphate prices, and a desire to take what little cash margin is available before newly implemented export taxes and costs increase. Starting in 2018, we continue to expect that additional compliance costs related to the new environmental standards in China will put further pressure on Chinese phosphate exports.

Moving on to the potash segment, sales volumes and prices were in the middle of our guidance ranges, while our margin rate was slightly higher than guidance as a result of our ongoing cost control efforts. Market dynamics continue to strengthen, and the recent settling of a Canpotex contract with Chinese customers provided additional stability. While the contract price was at the low end of our expectations, it is good to have resolution because it helps demand emerge in other parts of the world.

In addition to driving costs out of our production operations, we are also reducing brine management costs as a result of investments we have made over the past several years. Our brine management processes are more efficient today, and we have been able to reduce spending as we look ahead to the K3 Esterhazy transition. We now expect full-year brine cost to be in the range of $150 million to $160 million, down from prior guidance of $160 million to $180 million.

For the third quarter, we expect potash sales volumes to be in the range of 1.9 million to 2.2 million tonnes. We expect average realized prices to dip slightly to a range of $165 to $180 per tonne, primarily as a result of a shift in product mix as we recognize higher volumes of sales of standard-grade tonnes shipped to China.

We expect the segment’s gross margin rate to be in the range of 15% to 18%, which reflects both the anticipated low 80% utilization rate and the stronger Canadian dollar. We expect to operate at lower rates in the fourth quarter after deferring some of the planned annual maintenance at our Esterhazy mine until October.

For the full year, we are narrowing our Canadian resource tax guidance to $90 million to $110 million from $85 million to $135 million, and we are also narrowing our full-year potash volume guidance to 8.1 million to 8.6 million tonnes, from 8.0 million to 8.75 million tonnes.

In the International Distribution segment, our volumes were within our guidance range, despite some deferred demand in Brazil. Our margins of $24 per tonne exceeded guidance as a result of a higher mix of our premium MicroEssentials products and price appreciation on inventories. For the third quarter, we expect international distribution volumes to be in the range of 2.3 million to 2.6 million tonnes, and we expect a margin to be in the low $20 per tonne range, assuming a Brazilian reais at current levels. Our full-year volume guidance is now 6.75 million to 7.25 million tonnes.

In the corporate segment, I want to note that the loss we recorded in the second quarter is primarily due to higher profit in inventory eliminations, which is largely the result of our own manufactured products sold to our distribution business to build up inventory in Brazil ahead of an anticipated strong third quarter. Profits are recognized in the manufacturing segment and eliminated in the corporate segment. Once that inventory is sold to a third party, we will recognize the profit in the corporate segment, so this is purely a matter of timing. As this inventory is being sold in the third quarter, we expect almost all of the negative adjustment to unwind and benefit consolidated gross margins. This swing reflects the normal seasonality in our business, combined with the fact that we only recognize revenue and profits when our products are sold to third parties.

Our tax guidance has also changed. We now expect our effective annual tax rate to be zero to slightly negative as a result of an increase in expected foreign earnings and a lower proportion of domestic earnings, as well as relatively constant depletion deductions. There is a high level of variability in our expected tax rate as a result of potential fluctuations in pre-tax earnings and mix of global income sources.

Before I conclude, I would like to note that we recorded $12 million in equity earnings from our Ma’aden Wa’ad Al-Shamal joint venture during the quarter. The earnings came in earlier than expected and resulted from strong sales of ammonia during a seasonally high period for ammonia prices. In addition, the Wa’ad Al-Shamal project has produced its first test tonnes of finished phosphate product, and we expect production to begin in earnest later this month. The project is likely to produce approximately 0.5 million tonnes of product later this year, with potential modest upside depending on how the ramp-up of the mega-project occurs.

To summarize, we remain focused on the things that we can control at Mosaic. We have driven major costs out of our system, and we are making prudent capital decisions so that we can succeed across the cycle and deliver shareholder value for the longer term.

With that, I’m going to turn the call back over to Joc for his concluding remarks. Joc?

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Thanks, Rich.

With all the challenges our industry has faced over the past few years and with companies’ equity valuations at low levels, I can understand why many investors are less focused on the long term. But I think it is important to reiterate that we strongly believe that this industry will realize tremendous long-term value. Near-term, uncertainties remain, including trends in grain prices and new fertilizer capacity. New capacity comes to the market in big steps, and the capacity expansions we all started when markets were strong are bringing new tonnes when markets are softer.

But grower demand has persisted in a steady upward climb, despite tough farm and commodity economics. In fact, next year we expect another step up in global shipments for both potash and phosphates, with both nutrients achieving record shipments. That’s driven by two factors that are not going to change. First, farmers have a strong incentive to maximize their yields and in turn, their revenue per acre, and balanced crop nutrition is required for higher yield. And second, the globe’s demand for food will continue to increase. To put it simply, agriculture’s increasing demand for crop nutrients will absorb the new supply over time.

Mosaic is in excellent position now, with our cost and capital controls delivering real benefits, and we are extremely well positioned to outperform when business dynamics strengthen. Our many moves over the past several years and our pending Vale Fertilizantes acquisition create tremendous earnings leverage and opportunity for our shareholders.

Finally, we received notice that CADE [Administrative Council for Economic Defense] has approved our acquisition of Vale Fertilizantes, subject to a 15-day appeal period. There are other closing conditions that have yet to be made, but we continue to believe we remain on track to close later in 2017.

With that, we will take your questions. Operator?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions] Your first question comes from the line of Vincent Andrews of Morgan Stanley. Please go ahead.

<Q – Vince Andrews – Morgan Stanley & Co. LLC>: Thank you and good morning, everyone. Just a follow-up question on your Chinese export view, I believe the press release says it’s important to your near-term outlook. So can you just help us understand how you expect, if their export reduction does take place as you anticipate, how that’s going to flow through 3Q, 4Q, and into next year? I assume the impact is limited to your expectations for 3Q, but clarifying the walk into next year would be helpful.

<A – Joc O’Rourke – The Mosaic Co.>: Sure. Thanks, Vincent, thanks for your question. And let me just start out by saying we expect, with the tax changes and whatnot that they’re going to make in China that next year we will definitely see a decrease of those exports as their overall cost rises. But I’m going to let Corrine and Mike talk about the Q3 and Q4 impact, as we’ve seen slightly higher shipments so far this year, but that’s been driven largely by a higher price and maybe a desire to get cash in the bank before these tax changes. So I’m going to let Corrine and Mike tag- team the rest of that. Corrine and Mike?

<A – Mike Rahm – The Mosaic Co.>: All right, guys. Thanks, Joc. Let me give it the first shot. Just to reiterate what Rich said in the comments, year to date, exports are down 26%, about 800,000 tonnes – I’m sorry, they’re up 800,000 tonnes. We expect that we’ll end the year at about 9 million tonnes, which is down about 500,000 tonnes. So second half of the year we’re expecting about 1.3 million fewer tonnes exported from China.

The reason for that is, one, we expect the domestic market to really kick in here over the next few weeks. The other factor is that I think there is increasing cost pressure in China. And we’ve seen an increase in sulfur prices. The Chinese producers do not necessarily have a competitive advantage in terms of sulfur prices or ammonia prices since they make most of their ammonia with coal, and coal prices have actually increased over the last six months.

And then I think the best evidence of that is there was an announcement this morning that the publications indicated that the Six Plus Two Group met. And surprisingly, they’ve taken their price floor up to $350 per tonne. And whether or not that holds remains to be seen, but I think it’s really indicative of the fact that cost pressures exist and they’re working to try to move prices up.

<A – Corrine Ricard – The Mosaic Co.>: Thanks, Mike. One of the other I think supportive factors for that announcement about the prices holding, the domestic price in the interior is up probably about $15 – $10 to $15 higher than what the export equivalent would be for those producers, and therefore, I think a reason why they’ll either hold on those export prices or they’ll be shipping to that domestic market for season.

<A – Joc O’Rourke – The Mosaic Co.>: And just let me close by saying on this one that China does remain probably the biggest wildcard in terms of the phosphate market in the next six months. We are well aware of what’s going to happen with increased production from the North Africans and the Saudis. But we really – you can’t predict unless we have a pretty good view of what happens in China.

Operator: Your next question comes from the line of Andrew Wong of RBC Capital Markets. Please go ahead.

<Q – Andrew Wong – RBC Capital Markets>: Hi, good morning. Thanks for taking my questions. So I just want to ask a little bit more about the phosphate margins. So obviously, the prices and premiums have had a negative impact, [ph] as you guided (21:03) in your prepared commentary. But you’ve also done some pretty good things on the operational side to help lower costs as well, so that should be helping the margin a bit. Just longer term, I know you probably won’t be able to provide some more specific guidance. But just generally, could you help us walk us through the path or the timing in terms of getting back to maybe a mid-teens type of phosphate margin? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Thanks, Andrew. I can probably hit most of this, and I’ll just ask Mike to talk a little bit about the longer term. Look, the path to mid-teen margins really requires absorbing the new production that’s going to come on in the next couple years. So there’s probably 3 million to 5 million tonnes coming on, and we’re absorbing that at a rate of almost 2 million tonnes a year, so in the next couple years there’s going to be some absorption of those tonnes. But once you get past that, the market starts tightening up pretty well. And obviously, what the Chinese do matters. And if those tonnes go down, this could be a pretty tight market pretty quick, in which case we expect to return to more long-term mid-teen margins. Mike, do you have anything to add to that?

<A – Mike Rahm – The Mosaic Co.>: I can just briefly add. Just in terms of the five-year supply and demand outlook, we do think demand prospects remain very strong. We expect that demand will grow in that 2% to 2.5% range per year. And then on the supply side, we’ve always said that there’s not a lot of new capacity in the pipeline once you get beyond Morocco and Saudi Arabia. And in fact, CRU just published their quarterly report yesterday. And just looking at those numbers, they’re showing about 3.5 million tonnes of new capacity coming on, all of that from – basically all of it from Saudi Arabia and Morocco. We expect – and that assumes that China makes very few changes in their phosphate industry, and it remains to be seen how all that plays out. So when you add up 2% – 2.5% growth, once we get past this increase in capacity coming online here in the next year or so, and as Joc said, operating rates, we’re projecting a 200 to 400 basis point increase in global operating rates, and that’s not inconsistent with what the current CRU forecasts are.

<A – Joc O’Rourke – The Mosaic Co.>: Now the other piece of that that you implied at least is the premiums have been compressed for both MAP and MicroEssentials in the last little while. Let me let Corrine address that issue.

<A – Corrine Ricard – The Mosaic Co.>: Thanks, Joc. We have seen a compression in MAP and the premium products price premium. This has largely been a factor of MAP premium globally being depressed because of the large level of exports that we’ve seen. We have put that into our guidance, but we commented in the prepared remarks that we believe this is transitory. We are starting to see some correction, not back to normal levels or anything yet, but we are starting to see a little bit of correction and a promising sign.

Operator: Your next question comes from the line of Chris Parkinson of Credit Suisse. Please go ahead.

<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC>: Thank you. I understand this may include a few smaller assets not included in the transaction. But as Vale has now reported a breakeven EBITDA and negative cash flow for deferred assets in the first half, what’s your general assessment of the economic viability of these assets given the current pricing environment? And how quickly do you believe you can extract synergies or let’s say op efficiency improvements from the portfolio for the intermediate term, as you have done on your own assets? So just overall, do you believe your team will be able to dramatically improve the op efficiencies? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Okay, Chris, thanks for your question. Let me start by just saying look, first of all, we can’t comment a whole lot on their results on the basis of that’s a separate public company. And up until basically this morning, from my comment, we had not got antitrust approval. So we’re not going to make a whole lot of comments about that. But I will also say this is a long-term investment. We’re not looking at this over what’s going on today. I’m going to hand it over to Rich to talk a little bit about the economic performance and how it’s maybe changed from what our model was when we first bought the business or committed.

<A – Rich Mack – The Mosaic Co.>: Sure, thanks, Joc, and good morning, Chris, nice to hear from you. A couple of things I would say on Vale Fertilizantes is first of all, strategically I think this is in the center of the play for Mosaic. It’s a very important transaction for us. It gives us a very significant interest in the Americas, North and South America. It has lots of interconnectivity with our phosphate operations globally. And so we view this to be certainly a very strategic transaction that otherwise probably wouldn’t have been available had we not taken advantage of the opportunity to enter into this agreement with Vale.

The second thing I would say is, if you take a look at the historical financial performance of this business, it’s been very volatile, up and down. There are years where it significantly outperforms, and there are years where it can underperform, and I think 2017 is one of those years.

You referenced a financial metric which I’m not sure that I can verify concretely on the call here, but what I can say is there were a number of things that Vale needs to do before we close this transaction, which is likely expenditures of cash that they probably weren’t otherwise planning for.

And secondly, you have seen a near-record strengthening of the Brazilian reais, at least in the last two or three years. If you go back 12 months, the reais was at BRL 3.8 – BRL 3.9, pushing BRL 4 to a dollar, and here we are today at BRL 3.1. And so that movement has got significant implication for the financial performance for Vale. And long term, if you take a look at what the prognostications are and what the fiscal condition is of Brazil, I think that I would take the bet that the reais likely is going to weaken, which should improve the financial performance for that business.

And then finally on synergies, what I would say is this. We’ve communicated $95 million in operational and tax-related synergies on an annual basis. We have been hard at it planning the integration activities. We have got a list of synergy opportunities that go on for many, many pages, and we are going to be driving that synergy capture very aggressively once we close this transaction. And so I think that we’ve got a high degree of confidence that we’re going to be able to not only deliver on what we communicated publicly but hopefully some good upside to that.

Operator: Your next question comes from the line of John Roberts of UBS. Please go ahead.

<Q – John Roberts – UBS Securities LLC>: Thank you. We haven’t heard much on the potash antitrust review for Agrium and PotashCorp. Are you expecting any changes to the industry structure as a result of that review?

<A – Joc O’Rourke – The Mosaic Co.>: We obviously aren’t privy to their antitrust. Sorry, John, welcome. Sorry, just to start out, we’re really not privy to the Agrium potash antitrust review. Obviously, as a major player in the same industry, we will be interviewed by the FTC and whatnot. But in terms of industry structure, one has to assume that they’ll put the deal together, and it will mean Agrium will be a bigger potash producer, a bigger nitrogen producer, and I guess a somewhat bigger phosphate producer at some point. But industry structure, we really can’t make much more comment than that.

Operator: Your next question comes from the line of Jonas Oxgaard of Bernstein. Please go ahead.

<Q – Jonas Oxgaard – Sanford C. Bernstein & Co. LLC>: Morning, guys.

<A – Joc O’Rourke – The Mosaic Co.>: Good morning, Jonas.

<Q – Jonas Oxgaard – Sanford C. Bernstein & Co. LLC>: I’m going to go back to phosphates for a bit, if you don’t mind. So the Chinese price seems to have stabilized at a cash cost floor, as you talked about. But in the West, it still keeps deteriorating. So can you talk a little bit about what’s going on, why that disconnect, and how do you see that evolving?

<A – Joc O’Rourke – The Mosaic Co.>: Sure. I’m going to just hand that straight to Corrine and Mike. They’re watching the S&D pretty closely. I assume when you say the West is deteriorating, you’re talking about North America and Brazil down slightly. Is that the question, Jonas? Okay, well that’s what I’m going to answer. You seem to be – maybe you got cut off already.

Anyway, so first of all, let me say I’m going to hand it straight over to Corrine. But let me say first of all, although prices are flat to slightly declining, we’ve seen very big decreases in ammonia price. So our margins are staying relatively constant and even improving a little bit. But Corrine, do you want to just talk a little bit about the Western?

<A – Corrine Ricard – The Mosaic Co.>: Sure, Joc. I was going to comment about margin improvement overall. And usually, when we see this kind of move in ammonia prices, you’ll see a little bit of an impact. It’s also, remember, our fill seasonal time period, so we’ve been through spring season peak season, we’ve got fall ahead of us. This is the summer fill time period, and so you do see prices publish down usually during that time period, just a normal seasonal pattern.

<A – Mike Rahm – The Mosaic Co.>: The only thing I would add, Jonas, is that putting some numbers behind what Joc said, just as late as April, we were paying $340 for ammonia. This month, we’re paying $190, so that’s a $150 drop in ammonia prices, and that’s the equivalent of a $35 drop in the cost of raw materials. And certainly prices have softened, but they have not come down nearly that much. So we’d like to think in terms of what we call the stripping margin. And as Joc said, that has not eroded as much and frankly, has remained fairly stable, in a range of around $2.25 to $2.50, and we’re at the upper end of that range in terms of a benchmark today.

<A – Corrine Ricard – The Mosaic Co.>: And in terms of those prices, Jonas, you are seeing NOLA stepping back up. So you’ve got NOLA prices in that $320 – $325 range, which is a recovery really from the low point that we had at the very end of the disappointing season, or the very start of the fill. So NOLA is trending up. It’s Brazil that’s the softest really now.

<A – Joc O’Rourke – The Mosaic Co.>: Can we go to the next question please, operator?

Operator: Yes, your next question comes from the line of Don Carson of Susquehanna Financial. Please go ahead.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Yes, a couple questions on potash. Can you just talk about how successful the domestic summer fill program was and whether you’ve tested the mid-July $20 price increase? And how does that – what’s the context in terms of channel inventories in the U.S. ahead of the Bethune startup?

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Don. I will hand this one straight to Corrine again. She’s right on top of it, so let me give it straight to you, Corrine.

<A – Corrine Ricard – The Mosaic Co.>: Sure. We went out with our fill programs and had a tremendous amount of success on those fill programs, indicating to us that we probably saw lower ending inventory than was expected. With the disappointing spring, there was questions about whether or not we got those channel inventories emptied. It appears as if they got pretty empty because we had a big fill program, and we are effectively sold out for Q3. We have not seen a lot of trade yet at the up $20, but we also see no indication that that price won’t hold. It’s just a matter of, they’ve just finished their fill orders. We’ll get a chance to test it soon, I’m sure.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, again, Don. Next question, operator, please.

Operator: Your next question comes from the line of Ben Isaacson of Scotia Bank. Please go ahead.

<Q – Oliver Rowe – Scotia Capital, Inc.>: It’s Oliver Rowe on for Ben. Thanks for taking my question. OCP announced an intention to capture 50% of incremental finished phosphate demand over the next decade. So how does that play into your own long-term strategy from a market share perspective? And, assuming that you want to maintain market share long term, where do you think about adding capacity?

<A – Joc O’Rourke – The Mosaic Co.>: Yes, thanks, Oliver. Let me start by just saying yes, OCP has been quite forward about saying they’re going to capture 50% of that demand. But if you look on a 10-year time horizon, we’re going to need a lot of new phosphate capacity, and that phosphate capacity, frankly, is going to come from probably North Africa and the Saudis. So we fully expect that they will need to, to keep the market balanced, at least do 50% of that world market share. And we expect – look, over time, our Florida operations are not going to get bigger. We’ve invested in Vale in Brazil and we’ve invested in Ma’aden, which will bring up our production levels.

But overall, over a 10-year time horizon, we would fully expect that we will probably lose market share to OCP, and they’ll be, at some point, the dominant player, as the dominant player in this business. And then of course, Ma’aden will be the other one that will be, if not as big as us, probably close on our tail. So we, we’re fully expecting that in how we see the industry playing out. Operator, next question, please.

Operator: Your next question comes from the line of Jeff Zekauskas of JPMorgan. Please go ahead.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Thanks very much, good morning.

<A – Joc O’Rourke – The Mosaic Co.>: Good morning.

<Q – Jeff Zekauskas – JPMorgan Securities LLC>: Hi. Your ammonia costs per tonne in phosphate went up sequentially from $285 a tonne to $373. Can you discuss what’s behind that? And secondly, China potash prices year over year have gone from $219 to $230 a tonne. Do you get an $11 a tonne improve netback, or because of freight increases, the netbacks are the same or lower?

<A – Joc O’Rourke – The Mosaic Co.>: Okay, let me take those sequentially. First, ammonia costs, the Q2 ammonia costs are highly affected by what was a three-year turnaround of our ammonia plant in Faustina, and I assume that’s the main driver of that.

As you know, the purchased ammonia, and just to give you a little background, we’re making about 400,000 of let’s say 1.6 million tonnes of ammonia that we buy a year, so we’re making about 25% of that ourselves. When we get the CF Industries contract, that will be another let’s call it 500,000 metric tonnes. And so we’ll still be buying a number of tonnes on the open market, which has definitely gone down. In Q1 we had some issues, which you know drove ammonia prices up and the ammonia prices were significantly higher, and those are still flowing through into the books in Q2. So all of those things have an impact.

In terms of China netbacks for potash, and we’ll talk about this a little bit. I’ll let Corrine talk about it a little bit. But in general, we’ve said I think the way to look at that $11 rise is not that it’s a great improvement in terms of our netback in our Saskatchewan operations, but more of a benchmark that allows the market to start flowing. Do you want to talk a little bit about potash?

<A – Corrine Ricard – The Mosaic Co.>: Sure. That $11 increase, there were a lot of reports, as you say, about freight changes eating up some of that difference. I think it’s important to note, and we have talked about this before, that Canpotex has long-term freight agreements that have been locked in, and so there is no change in the Canpotex freight expense, and so this is an $11 netback increase on this China sale for the potash sales.

Operator: Your next question comes from the line of Adam Samuelson of Goldman Sachs. Please go ahead.

<Q – Adam Samuelson – Goldman Sachs & Co. LLC>: Yes, thanks. Good morning, everyone, maybe a question on Brazil, both potash and phosphate actually. If I look at first half imports for both P and K, they’re up significantly. Shipments from the distributors, including yourselves, are more flattish, and you’ve actually tempered your own International Distribution volumes for the full year. Can you talk about the inventory position in the channel as you see it today in Brazil? Can you talk about import expectations in the back half of the year given somewhat weaker farmer economics on soy and sugar? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Adam. I’m going to hand most of this over to Mike. But just let me say you’re right. Our imports are up significantly into Brazil, and we’re predicting the market goes from 34 million tonnes of total fertilizer original guidance down to probably about 34 million tonnes of guidance is where we’re guiding the total market to. So it’s slightly less than what we had planned for this year, but we’re still looking at a very strong main growing season or main usage season coming up. And we have put inventory in place to be ready for that, and we’re expecting a strong season coming up.

And this is also – if you look at what we call profit in inventory, profit in inventory is actually quite high right now in the second quarter, and that will reverse and drive profit in the third quarter as those sales go to third parties. In terms of the overall S&D in Brazil, Mike, do you just want to make a couple comments?

<A – Mike Rahm – The Mosaic Co.>: Sure. As Joc said, we expect total shipments to be about flat with last year at around 34 million tonnes, maybe up a whisker. But I think what’s important, first six months of the year shipments were 13 million tonnes, flat with a year ago. So you’ve got about one-third of those shipments coming in the first half of the year, about two-thirds second half of the year. So you’ve got the big season still ahead of us. And I think as we’ve indicated before, farmers in Brazil have held back in terms of grain sales and fertilizer purchases. So there has been an increase in inventories, but that has been a buildup in anticipation of a very strong second half pull.

Just in terms of if you want some specific numbers, we expect that – if you look at imports during the first six months of the year, DAP, MAP, TSP, they’re up about 29%. We expect that for the year, imports will total 6.3 million tonnes versus a year ago of 5.6 million, so that’s about a 13% increase. So we see very, very strong imports second half of the year, about 3.5 million tonnes versus 3.4 million last year.

Operator: Your next question comes from the line of Joel Jackson of BMO. Please go ahead.

<Q – Milan Shah – BMO Capital Markets (Canada)>: Hi, this is Milan on for Joel. Just going to go back to the Chinese phosphate exports, a lot of the talk in the first half of the year was around potential plant shutdowns due to environmental checks surrounding gypsum stock waste and concerns around that. Are you seeing any on that? Any color on that would be helpful. Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Okay, thanks. Yes, certainly we expect that the environmental audits will start driving some of the plants to shut down. And the better plants – we’ve always said there’s a fair bit of excess capacity in China, and we expect some of the higher-cost higher-polluting plants to end up ultimately being shut down. And we would see that over time you’re going to end up with a smaller but stronger Chinese industry. And so, Corrine, do you want to talk a little bit about what we’re seeing from those environmental audits already?

<A – Corrine Ricard – The Mosaic Co.>: Sure. So remember, earlier this year, what we talked about was environmental audits that were occurring. And those audits were designed to evaluate the situation in each plant in order to determine if there are further actions and steps that could lead to closure. So not that we expected a lot of closures in Q1 when these audits started, but that they set a baseline. From that point, what we are seeing is an environmental tax that will kick in at the beginning of next year, which raises the cost curve for the Chinese producers, we believe somewhere in that $10 to $15 a tonne of product range.

And secondly, you may see some shutdowns due to some environmental concerns, things like gyp stacks. However, this consolidation in the Chinese industry that we’ve been talking about is something that we expect to see after these taxes all kick in. At this point; we believe there’s about 1 million tonnes of production that is shut down due to environmental issues, a relatively small amount of restructuring in a 27 million tonne production business. Restructuring also is expected given the debt levels at some of these producers as we go into next year.

Operator: Your next question comes from the line of Steve Byrne of Bank of America. Please go ahead.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Yes, thank you. What changes are you expecting in your potash shipments in 2018, particularly geographically, if your Canpotex allocation is lower. And assuming PotashCorp-Agrium come together and the K+S legacy mine is fully onstream, how does that change the end markets that you will be reaching next year?

<A – Joc O’Rourke – The Mosaic Co.>: Okay, first let me address the Canpotex changes because I think that’s important. First of all, yes, there’s no question, I think Rocanville now has had its full credit to Canpotex, but offsetting that and missed a lot is we had over 1 million tonnes of credit to our piece of Canpotex. So net-net, on a 35 million tonne Canpotex total capacity between the three players, Agrium has gone down and Mosaic has gone down by about that 2 million tonnes net that PotashCorp has added. So although PotashCorp added 3 million, we offset that by 1 million, so we don’t go down that much in Canpotex. Canpotex we expect will probably grow with the market next year, and that will allow us to probably stay relatively flat in that despite going down slightly on our thing.

In terms of nutrient, I don’t think that affects the market shares if you just add the MOP at all. Legacy, obviously we’re going to have to find – people are going to have to find a way to deal with legacy, and we’ll deal with that as it comes. We’ve got market strategies, but those are to be looked at as we build those up.

Mike, do you want to talk about the overall S&D in that and how it gets affected regionally?

<A – Mike Rahm – The Mosaic Co.>: Sure, we laid that out. I think we have our potash shipments by destination as one of the slides in the appendix, so you can see the numbers there. We’re projecting about a 2.1 million tonne increase this year to 62.8 million. That’s a 3.5% increase from 60.7 million in 2016. We’ve said all along that after two years of declining shipments due to the big buildup of pipeline inventories in 2014 that we expected a good rebound this year, and that is taking place. In 2018, we expect that we’ll be up again. We’re projecting about 64.5 million tonnes of shipments in 2018.

And in terms of where that’s coming from, no surprise, it’s the big six where we see continued growth, helped by some of the newer regions, good rebound or decent growth in places like Africa, the former Soviet Union. But it will be the Brazils, the Indonesias, Malaysias of the world that account for most of that.

<A – Joc O’Rourke – The Mosaic Co.>: And Steve, if you look at our predictions for next year, we’re looking at 63.5 million to 65.5 million tonnes global shipments next year. You compare that to 2016 at 60.7 million tonnes, we have more than absorbed any capacity increases that would come from legacy at 1.8 million tonnes. We’re at 4 million tonnes of growth. And the only new capacity coming on is 1.8 million tonnes. So clearly on that, the market will be tighter next year than it actually was in 2016.

<A – Mike Rahm – The Mosaic Co.>: That’s particularly true, Joc, in the context that there’s been about 3 million tonnes of capacity that’s been permanently closed in North America. Now some of that has been offset by the Rocanville and [ph] belt line (48:15) expansion. But we’re at very little net increase in capacity in North America. And the industry now is structured such that we’re achieving a much lower per-unit cost as well.

Operator: Your next question comes from the line of P.J. Juvekar of Citi. Please go ahead.

<Q – P.J. Juvekar – Citigroup Global Markets, Inc.>: Good morning, thank you. With the new GST structure in India for taxes, how do you expect that will impact potash demand in India, which I think you expected to grow 43% over the next five years at your Analyst Day back in April? Do you think the new tax structure is supportive of that?

And then secondly, I think you mentioned on legacy mine, like K+S, do you think, when they start up that mine, initially they sell a lot more tonnes in the domestic market? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: I’m going to do these in reverse order here, P.J., because Mike’s going to answer the first question on GST, maybe with a little bit from Corrine on that.

Let me talk about legacy startup. What we do know there, and I think it’s public information, is that they are starting out making standard-grade potash, which will be shipped through their port in Port Moody or whatever in Vancouver ,basically. So all their early production is going to go to the international market, because they do not have granulation capacity yet built. Next year they will start building granulation capacity. And you may be aware, they have a deal with Koch Industries to sell some 400,000 tonnes in the domestic market.

So we would expect that they will have a presence in the domestic market sometime next year, and I assume they will have a presence in the industrial market. But a good chunk of it will be sent internationally, and they’ve said publicly, some of it will be to offset production declines in some of their German operations. But again, those are more for K+S to answer than us. Mike, do you just want to talk a little bit about the GST and the impact on demand in India?

<A – Mike Rahm – The Mosaic Co.>: Sure, sure, happy to do that. I would note that K+S produced their first tonne on June 12 and the world didn’t come to an end. I think we should note that.

<A – Joc O’Rourke – The Mosaic Co.>: That’s good news, Mike.

<A – Mike Rahm – The Mosaic Co.>: And in terms of India, I think the important point there is that the GST was reduced for fertilizer imports to 5%. And when you combine that with lower subsidy, their $230 import price, import economics continue to work there. Our team in India believes that India will import about 4.4 million tonnes of potash this year, up about 0.5 million tonnes from last year. You can see that our 2018 forecast range is 4.4 million to 4.6 million tonnes. And I think that the 4.4 million tonne forecast for this year assumes that we’ll have a small increase in retail prices, given a strong rupee, lower potash prices, or relatively low potash prices, 5% GST. Import economics and farm economics work with a very small increase in retail prices. So there’s nothing in terms of policy changes that really concern us about the long-term prospects for potash demand in India.

Operator: Your next question comes from the line of Michael Piken of Cleveland Research. Please go ahead.

<Q – Mike Piken – Cleveland Research Co. LLC>: Hi. I was wondering if you could talk about your growth targets for MicroEssentials from a volume perspective. Does the current – I know you called it a transitory situation with MAP and MicroEssentials premiums shrinking – change your growth production plans at all, and what type of volume can we expect out of South America specifically over the next couple years?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Thanks, Michael. Let me start by saying, as you guys are likely all aware, we increased our capacity to produce MicroEssentials when we built the new capacity at New Wales. That takes our capacity up to, let’s say, 3.5 million tonnes of total capacity. Now we expect to grow into that capacity over the next couple of years, so we will see continued growth.

In terms of the price relationship, that relationship to MAP has held. There’s a number of issues, and I’ll let Corrine talk a little bit about how that margin has squeezed in this quarter. So we don’t see that price relationship changing, and so we still see the growth expectations for MicroEssentials. Corrine?

<A – Corrine Ricard – The Mosaic Co.>: Thanks, Joc. The capacity numbers, I think Joc has put in perspective. And the demand growth, at our Analyst Day we talked about a growth by 2021 of volume being up 25% since 2013, to a point where the mix is about one-third premium products for our phosphate business overall, for the growth.

And in terms of the pricing, Joc is correct. The differential pricing for these premium products relative to MAP is unchanged. What we are seeing is MAP compression from the heavy level of imports into the United States on MAP. And so that compression has impacted MicroEssentials pricing. We do believe this is transitory. We know that the agronomic value is there for these products, and they are capturing a premium relative to MAP. And as we see the MAP differential to DAP recovering to more normal levels, which we are starting to see a little bit recovery, we believe we’ll be back to earning back – seeing the premium flow through.

<A – Joc O’Rourke – The Mosaic Co.>: Next question operator, please.

Operator: Your next question comes from the line of Dan Lungo of Bank of America Merrill Lynch. Please go ahead.

<Q – Dan Lungo – Bank of America Merrill Lynch>: Hi, guys. Just on the balance sheet, Moody’s recently put you guys on review for downgrade. I’m just wondering what the conversations have been with them. They stated that a downgrade would only be one notch, but there’s still the possibility for a negative outlook after that. So what have you been saying to them? What are they looking for from you? They’re expecting to put something out this week, I know, but what type of steps are you willing to do to defend that investment-grade rating, just any comments on that?

<A – Joc O’Rourke – The Mosaic Co.>: Sure, Dan. Let me start by saying you recognize we have a split rating where Moody’s does rate us one notch higher than S&P. And so they are putting us on notice. But I’m going to let Rich Mack talk about our capital strategy and what we’re doing there and any conversation he can give you there. Thanks.

<A – Rich Mack – The Mosaic Co.>: Sure, Dan. I think it’s a fair question. As Joc noted, we do have a split rating with S&P and Moody’s. And so the fact that Moody’s has put us under review for a potential one notch downgrade to what would match S&P is not particularly surprising, I guess point number one.

We’re in very close communications and have been for a long time. Several times a year we’ll meet with all of the rating agencies and keep them posted on what’s happening with our business. One of the pillars that we have communicated is our intent of maintaining a solid investment-grade credit rating, and that still holds. And so I think you need to view this through the lens of a cyclical company. There are going to be times when you’re stretched and you’re outside of what your targeted leverage ratios are.

So what we’re focused on are the levers that we can control, our costs, our SG&A, our capital. And you heard earlier in our prepared remarks, we’ve revised downward a number of things. CRT is coming down. Our brine expenditures for the year is coming down. We’ve lowered our CapEx. Our tax rate is either flat to negative for the year. Our operating costs I think have demonstrated over the past couple of years that we have taken significant costs out of the system. We’ve restructured the company, and our SG&A is at levels that are very different than where they were at two or three years ago. And so there are number of levers that we have that we continue to look at and manage the performance of that will help us achieve the objectives that I just stated.

Additionally, periodically there are opportunities to generate cash on miscellaneous asset sales. I think you saw or heard earlier that in the quarter we sold a basically unused parcel of land for in excess of $50 million. So things like that help.

And then finally, in the end, it also ties into ultimately what our forecasts are, which we routinely are revising our forecasts and what our outlooks look like based on the global S&D, farmer economics, and ultimately how that also interconnects with our dividend policy. And so we have a number of levers to pull at Mosaic to maintain our investment-grade status. That’s what we intend to do.

And then the final thing that I would point out for you is the ample liquidity buffer that we have, $2.5 billion. I think we ended the quarter with nearly $700 million of cash on balance sheet and a $2 billion revolver. And so I hope that’s responsive to your question.

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Okay. With that, I’d like to thank everybody for joining us today and wish you all a great day. Thank you for joining our second quarter earnings call.

Operator: This concludes today’s conference call. You may now disconnect.